EXHIBIT 11

DUPONT PHOTOMASKS, INC.

EARNINGS PER SHARE COMPUTATION

(Dollars in thousands, except share data)

(unaudited)

	Quarter Ended March 31, 2001
	Basic	Diluted

Weighted average shares outstanding	17,597,060	17,597,060
Dilutive effect of stock performance plans	—	588,545
Dilutive effect of convertible notes	—	941,088
Shares for EPS	17,597,060	19,126,693
Net income	$9,039	$9,039
Dilutive effect of convertible notes	—	92
Net income for EPS	$9,039	$9,131
Earnings per share	$0.51	$0.48

	Quarter Ended March 31, 2002
	Basic	Diluted

Weighted average shares outstanding	17,893,028	17,893,028
Dilutive effect of stock performance plans	—	368,949
Dilutive effect of convertible notes	—	941,088
Shares for EPS	17,893,028	19,203,065
Net income	$4,905	$4,905
Dilutive effect of convertible notes	—	92
Net income for EPS	$4,905	$4,997
Earnings per share	$0.27	$0.26

	Nine Months Ended March 31, 2001
	Basic	Diluted

Weighted average shares outstanding	17,255,888	17,255,888
Dilutive effect of stock performance plans	—	616,312
Dilutive effect of convertible notes	—	941,088
Shares for EPS	17,255,888	18,813,288
Net income before cumulative effect of change in accounting principle	$31,477	$31,477
Cumulative effect of change in accounting principle	(481)	(481)
Net income	$30,966	$30,966
Dilutive effect of convertible notes	—	275
Net Income for EPS	$30,966	$31,241
Earnings per share before cumulative effect of change in accounting principle	$1.82	$1.69
Earnings per share	$1.79	$1.66

	Nine Months Ended March 31, 2002
	Basic	Diluted

Weighted average shares outstanding	17,860,729	17,860,729
Dilutive effect of stock performance plans	—	242,302
Shares for EPS	17,860,729	18,103,031

Net Income for EPS	$2,289	$2,289

Earnings per share	$0.13	$0.13

We had outstanding anti-dilutive commitments under our stock performance plans covering 35,850 and 1,189,221 shares for the quarters ended March 31, 2001 and 2002, respectively.  We had outstanding anti-dilutive commitments under our stock performance plans covering 49,775 and 2,049,062 shares for the nine months ended March 31, 2001 and 2002, respectively.